EXHIBIT 10.13

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

FORM OF

RESTRICTED STOCK UNIT AWARD MEMORANDUM –

NON-EMPLOYEE DIRECTOR

Non-Employee Director:	[FIRST NAME] [LAST NAME]

Grant Date:	[GRANT DATE]

Number of Shares Subject to Award:	[NUMBER OF SHARES]

Vesting Schedule:	This Award will vest, and the Shares subject to this Award will be issued (subject to any deferral election made pursuant to Section 2), on the earlier of: (i) the first anniversary of the Grant Date; or (ii) immediately prior to the first annual meeting of shareholders of the Company that occurs in the year following the year of the Grant Date.

Additional terms and conditions of your Award are included in the Restricted Stock Unit Agreement (Non-Employee Director). As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Non-Employee Director)

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), hereby grants to you an award of Restricted Stock Units (the “Award”) entitling you to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.    Vesting Provisions.

(a) Provided you are serving on the Company’s board of directors (the “Board”) on such date, this Award will vest, and the Shares subject to this Award will be issued (subject to any deferral election made pursuant to Section 2), on the earlier of: (i) the first anniversary of the Grant Date; or (ii) immediately prior to the first annual meeting of shareholders of the Company that occurs in the year following the year of the Grant Date.

(b) In the event of your resignation, removal, or other termination from the Board (a “Termination”) for any reason before the Award vests, the Award will terminate and you will have no right to receive any Shares hereunder; provided, however, that in the event of your Termination by reason of death, this Award will vest in full and all of the Shares subject hereto shall be immediately issuable; and provided, further, the Board may in its sole discretion accelerate the vesting of this Award in the event of your Termination by any reason other than death.

(c) The Company will have no further obligations to you under this Award if the Award terminates as provided herein.

(d) If the Company declares a cash dividend, you will be credited with an additional number of Restricted Stock Units on the date the cash dividends are paid to the Company shareholders equal to the amount of cash dividends payable with respect to a number of shares of stock equal to your Restricted Stock Units divided by the Fair Market Value of a Share on the date the dividend is paid. These additional Restricted Stock Units will be subject to all of the terms and conditions of this Agreement and the Plan.

2.    Deferral. You may elect, no later than December 31, 2008, to defer all or any portion (in 25% increments) of the number of Shares that would otherwise be issued pursuant to this Award. Such deferred Shares will be credited to the Deferred Compensation Plan for Non-Employee Directors of Fiserv, Inc. (the “Deferred Compensation Plan”) at the time they would have otherwise been issued to you, and will thereafter be subject to all of the terms and conditions of the Deferred Compensation Plan. Notwithstanding the foregoing, the deferral election shall be ineffective with regard to any Shares that are issued under the Award during 2008, such as in the event of your death.

3.    Issuance of Shares. Subject to Section 2, the Company, or its transfer agent, will issue and deliver the Shares to you as soon as practicable after the Award vests. If you die before the Company has distributed any portion of the vested Shares, the Company will issue the Shares to your estate or in accordance with applicable laws of descent and distribution.

4.    Withholding Taxes. The Company will not withhold any federal, state or local income taxes in connection with the Shares. You will be solely responsible for any tax liability associated with the Award and the Shares.

5.    Non-transferability of Award. Until the Shares have been issued under this Award, this Award and the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such award, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Award and the rights and privileges conferred hereby shall immediately become null and void.

6.    Conditions to Issuance of Shares. The shares of stock deliverable to you hereunder may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Compensation Committee shall, in its discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the date of grant of the Shares as the Compensation Committee may establish from time to time for reasons of administrative convenience; and (e) your acceptance of the terms and conditions of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

7.    No Rights as Stockholder. Until this Awards vests and the Shares are issued to you, you shall have no rights as a shareholder of the Company with respect to the Shares. Specifically, you understand and agree that you do not have voting rights or, except as provided herein, the right to receive dividends or any and other distributions paid with respect to shares of Company common stock by virtue of this Award or the Shares subject hereto.

8.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

9.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Director shall be addressed to the Director at the address set forth in the Company’s records from time to time, or at such other address for the Director maintained on the books and records of the Company.

10.    Captions; Agreement Severable. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

11.    Securities and Tax Representations. You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the Securities and Exchange Commission. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan, this Agreement and any disposition of Shares. You represent and warrant that you understand the Federal, state and local income tax consequences associated with the receipt and vesting of this Award and with respect to the deferral of any Shares otherwise issuable hereunder.

12.    General. Neither the Plan nor this Agreement confers upon you any right to continue to serve as a director. This Agreement and the Plan contain the entire agreement between the Company and you relating to the Award and the Shares and supersede all prior agreements or understandings relating thereto. This Agreement may only be modified, amended or cancelled as provided in the Plan.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions. By accepting this Award, you agree that this Award is governed by this Agreement and by the terms and conditions contained in the Plan, as amended from time to time and incorporated into this Agreement by reference. A copy of the Plan and the Plan prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) and a paper copy is available upon request from Human Resources. This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement and the Plan.

Your acceptance of the terms of this Agreement and the Plan through our administrative agent’s website is a condition to your receipt of Shares. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within such time, this Award will be forfeited and immediately terminate.

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